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

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   FORM 4
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[ ] Check   box   if  no                   U.S. SECURITIES AND EXCHANGE COMMISSION                      -------------------------
    longer   subject  to                           Washington, D.C. 20549                                      OMB APPROVAL
    Section 16 Form 4 or                                                                                -------------------------
    Form  5  obligations                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   OMB Number:  3235-0287
    may  continue.   See                                                                                Expires: September 30, 1998
    Instruction 1(b)                                                                                    Estimated average burden
                                                                                                        hours per response .. 0.5
 (Print or Type Responses)                                                                              -------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                       Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                          Issuer
  Kuhling     Robert                          Conceptus, Inc. (CPTS)                             (Check all applicable)
---------------------------------------   --------------------------------------------    X  Director      __ 10% Owner
  (Last)     (First)     (Middle)         3. IRS or Social        4. Statement for        __ Officer       __ Other (specify below)
                                             Security of Reporting   Month/Year           (give title below)
2400 Sand Hill Rd. Suite 150                 Person, if an entity    January 2000              resigned 1/4/2000
---------------------------------------      (Voluntary)          --------------------  -------------------------------------------
             (Street)                                             5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                     Date of original      X  Form Filed by One Reporting Person
                                                                     (Month/Year)          __ Form Filed by More than One Reporting
                                                                                              Person
 Menlo Park,   CA          94025                                                                 (Check all applicable)
---------------------------------------   ----------------------- --------------------  -------------------------------------------
  (City)     (State)       (Zip)                 Table 3 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security                      2. Trans-    3. Trans   4. Securities Acquired (A)   5. Amount of   6. Owner-   7. Nature
     (Instr. 3)                              action       action     or Disposed of (D)           Securities     ship        of In-
                                             Date         Code       (Instr. 3, 4, and 5)         Beneficially   Form;       direct
                                                          (Instr.                                 Owned at       Direct      Bene-
                                                          8)                                      End of         (D) or      ficial
                                             (Month/                                              Issuer's                   Owner-
                                             Day/                                                 Fiscal         Indirect    ship
                                             Year)                  -------------------------     Year             (I)       (Instr.
                                                                                (A)               (Instr. 3      (Instr. 4)   4)
                                                                                 or               and 4)
                                                          Code    V   Amount    (D)     Price
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          Common                              1/19/00       S(1)      417,647    D       $3.00                     I          (2)
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          Common                                                                                 10,259            I         trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).                                   SEC 1474 (7-96)

                          Table II -- Derivatives Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative 2. Conver- 3. Tran 4. Trans- 5. Number of 6. Date Exer- 7. Title and 8. Price 9. Number 10. Owner- 11. Nature
   Security               sion or    sact    action    Derivative   cisable and   Amount of    of        of        ship        of
   (Instr. 3)             Exercise   action  Code      Securities   Expiration    Underlying   Deriv-    Deriva-    of      Indirect
                           Price      Date             Acquired (A)    Date        Securities  ative     tive      Deriva-   Bene-
                            of               (Instr.8) or Disposed                             Security  Securities tive     ficial
                          Derivative                   of (D)        (Month/Day/  (Instr. 3    (Instr.   Bene-     Security  Owner-
                          Security   (Month/           (Instr. 3, 4   Year)        and 4)      5)        Owned     Direct     ship
                                      Day/              and 5)                                           at End    (B) or    (Instr.
                                      Year)                       ---------------------------            of Year   indirect   4)
                                                     -------------Date    Expir-       Amount            (Instr. 4)   (3)
                                                      (A)    (B)  Exer-   ation   Title  or                         (Instr.4)
                                                                  cisable Date         Number
                                                                                         of
                                                                                       Shares
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
Explanation of Responses:

(1) Sold by ONSET Enterprise Associates, L.P.

(2) Reporting person is a General Partner of CEA Management,  LP. the General Partner of ONSET Enterprise Associates,  LP, a venture capital firm. Reporting person disclaims benefical ownership of each shares except to secondary interest.

                                        /s/ Robert Kuhling
                                        --------------------------------                         -------------
                                        * Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 10 U.S.C. 1001 and 33 U.S.C. 10ff(e).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                          Page 2
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (7-96)

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